NL REPORTS SECOND QUARTER 2013 RESULTS

DALLAS, TEXAS – August 7, 2013 - NL Industries, Inc. (NYSE:NL) today reported a loss from continuing operations attributable to NL stockholders of $14.3 million, or $.29 per share, in the second quarter of 2013 compared to income from continuing operations attributable to NL stockholders of $25.2 million, or $.51 per share, in the second quarter of 2012.  For the first six months of 2013, NL reported a loss from continuing operations attributable to NL stockholders of $16.4 million, or $.34 per share, compared to income from continuing operations attributable to NL stockholders of $45.7 million, or $.94 per share in the first six months of 2012.

Net sales increased 9% in the second quarter of 2013 and 7% in the first six months of 2013 as compared to the same periods of 2012 primarily due to higher demand for postal products within CompX’s security products business, and to a lesser extent from an increase in marine component sales outside of the high performance boat market through gains in market share. Income from continuing operations attributable to CompX increased to $2.9 million in the second quarter of 2013 compared to $2.1 million in the 2012 period and to $4.4 million in the first six months of 2013 compared to $3.7 million in the first six months of 2012 primarily due to improved cost efficiencies from higher sales.

Kronos’ net sales of $481.1 million in the second quarter of 2013 were $64.2 million, or 12%, lower than in the second quarter of 2012.  Kronos’ net sales of $944.7 million in the first six months of 2013 were $161.9 million, or 15%, lower than in the first six months of 2012.  Net sales decreased in the second quarter and first six months of 2013 primarily due to lower average TiO2 selling prices partially offset by higher sales volumes.  Kronos’ average TiO2 selling prices decreased 24% in the second quarter of 2013 as compared to the second quarter of 2012 and decreased 22% in the first six months of 2013 as compared to the same prior-year period.  Kronos’ average TiO2 selling prices at the end of the second quarter of 2013 were 1% lower than at the end of the first quarter of 2013 and 8% lower than at the end of 2012.  TiO2 sales volumes in the second quarter and first six months of 2013 were approximately 17% and 9% higher, respectively, than in the comparable periods of 2012 due to higher customer demand primarily in certain export and European markets.  Kronos’ sales volumes in the first half of 2013 set a new record for a first half year.  Fluctuations in currency exchange rates also impacted Kronos’ net sales, decreasing net sales by approximately $3 million in the second quarter of 2013 and approximately $2 million in the first six months of 2013.  The table at the end of this press release shows how each of these items impacted the overall decrease in Kronos’ sales.

Kronos’ income (loss) from operations decreased by $158.3 million from income of $110.6 million in the second quarter of 2012 to a loss of $47.7 million in the second quarter of 2013 primarily due to the net effects of lower selling prices, higher raw materials costs, higher sales volumes and higher production volumes.  Kronos’ income (loss) from operations decreased by $414.6 million from income of $320.0 million in the first six months of 2012 to a loss of $94.6 million in the first six months of 2013 primarily due to the net effects of lower selling prices, higher raw materials costs, higher sales volumes and lower production volumes.  Kronos’ cost of sales per metric ton of TiO2 sold in the first half of 2013 was significantly higher than TiO2 sold in the first half of 2012, as a substantial portion of the products sold in the first quarter of 2013 (and a portion of the products sold in the second quarter of 2013) was produced with significantly higher-cost feedstock ore purchased in 2012.  Kronos’ production volumes were 5% higher in the second quarter of 2013 as compared to the second quarter of 2012, and were 5% lower in the first six months of 2013 compared to the first six months of 2012.  Kronos’ income from operations comparisons were also impacted by fluctuations in currency exchange rates, which decreased income from operations by approximately $2 million in the second quarter of 2013 and by approximately $8 million in the year-to-date period.

As previously reported, in June 2012, Kronos entered into a new $400 million term loan and used a portion of the net proceeds to redeem its remaining €279.2 million principal amount of Senior Notes outstanding.  As a result, Kronos recognized a second quarter 2012 charge of $7.2 million (NL’s equity interest was $.9 million or $.02 per share, net of income tax benefit) associated with the early extinguishment of such remaining Senior Notes.  In February 2013, Kronos recognized an aggregate $6.6 million pre-tax charge (NL’s equity interest was $.9 million, or $.02 per share, net of income tax benefit) consisting of the write-off of unamortized original issue discount and deferred financing costs related to the voluntary prepayment of $290 million of its term loan.

Insurance recoveries reflect in part amounts we received from certain of our former insurance carriers, and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  Such insurance recoveries aggregated $1.5 million (or $.02 per share, net of income taxes) in the first six months of 2013, compared to $1.4 million (or $.02 per share, net of income taxes), in the first six months of 2012.

The litigation settlement gain of $15.0 million in the second quarter of 2012 ($9.7 million, or $.20 per share, net of income taxes) relates to the third and final closing associated with certain real property we formerly owned in New Jersey.

Corporate expenses were higher in the second quarter of 2013 compared to the second quarter of 2012 primarily due to higher environmental remediation and related costs, and were comparable in the first six months of 2013 compared to the first six months of 2012.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations)
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)
•
Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

•	Changes in the availability of raw material (such as ore)
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

•	Competitive pricing, products and substitute products
•	Customer and competitor strategies
•	Uncertainties associated with the development of new product features
•	Potential consolidation of Kronos’ competitors
•	Potential consolidation of Kronos’ customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in integrating future acquisitions
•	Potential difficulties in implementing new manufacturing and accounting software systems
•	The introduction of trade barriers
•	Possible disruption of Kronos’ or CompX’s business, or increases in our cost of doing business resulting from terrorist activities or global conflicts
•	The impact of current or future government regulations (including employee healthcare benefit related regulations)
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Decisions to sell operating assets other than in the ordinary course of business
•	CompX’s and Kronos’ ability to renew or refinance debt
•	Our ability to maintain sufficient liquidity
•	The timing and amounts of insurance recoveries
•	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	Uncertainties associated with the development of new product features
•	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products)

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)
(Unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2012	2013	2012	2013

Net sales	$22.1	$24.0	$42.5	$45.5
Cost of sales	15.6	16.4	30.0	31.9

Gross margin	6.5	7.6	12.5	13.6

Selling, general and administrative expense	4.4	4.7	8.8	9.2
Other operating income (expense):
Insurance recoveries	.3	.9	1.4	1.5
Litigation settlement gain	15.0	-	15.0	-
Other income, net	.2	-	.4	-
Corporate expense	(5.1)	(16.2)	(21.5)	(21.2)

Income (loss) from operations	12.5	(12.4)	(1.0)	(15.3)

Equity in earnings (loss) of Kronos Worldwide, Inc.	19.6	(10.3)	61.2	(22.8)

General corporate items:
Interest and dividends	.8	.7	1.5	1.5
Interest expense	(.2)	(.1)	(0.5)	(.1)

Income (loss) from continuing operations before income taxes	32.7	(22.1)	61.2	(36.7)

Income tax expense (benefit)	7.3	(8.0)	15.3	(20.7)

Income (loss) from continuing operations	25.4	(14.1)	45.9	(16.0)
Income from discontinued operations, net of tax	.9	-	1.6	-

Net income (loss)	26.3	(14.1)	47.5	(16.0)

Noncontrolling interest in net income of subsidiary	.3	.2	.5	.4

Net income (loss) attributable to NL stockholders	$26.0	$(14.3)	$47.0	$(16.4)

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)
(In millions, except earnings per share)
(Unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2012	2013	2012	2013

Amounts attributable to NL stockholders:

Income (loss) from continuing operations	$25.2	$(14.3)	$45.7	$(16.4)
Income from discontinued operations	.8	-	1.3	-
Net income (loss) attributable to NL stockholders	$26.0	$(14.3)	$47.0	$(16.4)

Net income (loss) per share:
Continuing operations	$.51	$(.29)	$.94	$(.34)
Discontinued operations	.02	-	.03	-
Net income (loss) per share	$.53	$(.29)	$.97	$(.34)

Basic and diluted weighted average shares outstanding	48.7	48.7	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2013	2012	2013

CompX - component products	$2.1	$2.9	$3.7	$4.4
Insurance recoveries	.3	.9	1.4	1.5
Litigation settlement gain	15.0	-	15.0	-
Other income, net	.2	-	.4	-
Corporate expense	(5.1)	(16.2)	(21.5)	(21.2)

Income (loss) from operations	$12.5	$(12.4)	$(1.0)	$(15.3)

CHANGE IN KRONOS' TiO2 SALES
(Unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2013 vs. 2012	2013 vs. 2012

Percentage change in sales:
TiO2 product pricing	(24)%	(22)%
TiO2 sales volume	17%	9%
TiO2 product mix	(5)%	(2)%

Total	(12)%	(15)%